                       COMMUNITY CENTRAL BANK CORPORATION
                             100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 1999

                  TO THE HOLDERS OF SHARES OF COMMON STOCK OF
                       COMMUNITY CENTRAL BANK CORPORATION


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COMMUNITY CENTRAL BANK CORPORATION will be held at the Moravian Hills Country Club, 56 South Groesbeck Highway, Clinton Township, Michigan, on Tuesday, April 20, 1999, at 10:00 A.M., for the purpose of considering and voting upon the following matters.


         1. ELECTION OF DIRECTORS. To elect four Class III directors for a three year terms, as detailed in the accompanying Proxy Statement.

         2. APPROVAL OF 1999 STOCK OPTION PLAN FOR DIRECTORS. To approve the 1999 Stock Option Plan for Directors, as detailed in the accompanying Proxy Statement.

         3. OTHER BUSINESS. To transact such other business as may properly be brought before the meeting, or any adjournment or adjournments thereof.

         We urge you to sign and return the enclosed proxy ballot as promptly as possible, whether or not you plan to attend the meeting in person. We would appreciate receiving your proxy ballot by Tuesday, April 13, 1999.

By Order of the Board of Directors,



Harold W. Allmacher                Lisa Medlock
Chairman of the Board and          Corporate Secretary
  Chief Executive Officer





Dated: March 18, 1999

                       COMMUNITY CENTRAL BANK CORPORATION
                              100 NORTH MAIN STREET
                                    PO BOX 7
                          MOUNT CLEMENS, MI 48046-0007

                                                                  March 18, 1999

                                 PROXY STATEMENT

                               GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of Community Central Bank Corporation (the Corporation) in connection with the solicitation of proxies by the Board of Directors of the Corporation, for use at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 20, 1999, at 10:00 A.M., at the Moravian Hills Country Club, 56 South Groesbeck Highway, Clinton Township, Michigan, and at any and all adjournments thereof. The proxy materials were mailed to stockholders on or about March 22, 1999.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its exercise. Unless the proxy is revoked, the shares represented by it will be voted at the Annual Meeting or any adjournment thereof.

         The entire cost of soliciting proxies will be borne by the Corporation. Proxies may be solicited by mail or telegraph, or by directors, officers, or regular employees of the Corporation or its subsidiary, in person or by telephone. The Corporation will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficial owners of common stock of the Corporation.

         The Board of Directors, in accordance with the By-Laws of the Corporation, has fixed the close of business on March 15, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

         At the close of business on the record date, the outstanding number of voting securities of the Corporation was 2,196,455 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.


                              ELECTION OF DIRECTORS

         The Corporation's Certificate of Incorporation and By-Laws provide that the number of directors, as determined from time to time by the Board of Directors, shall be no less than six and no more than 15. The Board of Directors has presently fixed the number of directors at 11. The Certificate of Incorporation and By-Laws further provide that the directors shall be divided into three classes, Class I, Class II and Class III, with each class serving a staggered three year term and with the number of directors in each class being as nearly equal as possible.

         The Board of Directors has nominated Harold W. Allmacher, Gebran S. Anton, Joseph F. Jeannette, and Carole L. Schwartz, as Class III directors for three year terms expiring at the 2002 Annual Meeting, and upon election and qualification of their successors. Each of the nominees is presently a Class III director of the Corporation whose term expires at the April 20, 1999, Annual Meeting of Stockholders. The other members of the Board, who are Class I and Class II directors, will continue in office in accordance with their previous elections until the expiration of their terms at the 2000 or 2001 Annual Meeting, as the case may be.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the four nominees listed herein. The proposed nominees for election as directors are willing to be elected and serve; but in the event that any nominee at the time of election is unable to serve or is otherwise unavailable for election, the Board of Directors may select a substitute nominee, and in that event the persons named in the enclosed proxy intend to vote such proxy for the person so selected. If a substitute nominee is not selected, such proxy will be voted for the election of the remaining nominees. The affirmative vote of a plurality of the votes cast is required for the nominees to be elected. Votes withheld and broker non-votes are not counted toward a nominee's total.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents information regarding the beneficial ownership of the Corporation's common stock as of February 1, 1999, by each of the directors (and nominees for election) of the Corporation whose terms of office will continue after the Annual Meeting, each of the executive officers named in the summary compensation table, and all directors and executive officers of the Corporation as a group.

----------------------------------------------------------------------------------------------------------
                                                                        Amount             Percent of Class
                                                                     Beneficially         Beneficially Owned
                Name of Beneficial Owner                               Owned (1)                  (6)
-----------------------------------------------------------------------------------------------------------
Harold W. Allmacher............................................      67,941  (2)                3.09%
Gebran S. Anton ...............................................      47,405  (2)                2.15%
Joseph Catenacci...............................................      52,480  (2)                2.39%
Raymond M. Contesti............................................      27,840  (2)                1.27%
Salvatore Cottone..............................................      43,405  (2)                1.97%
Celestina Giles................................................      19,758  (2)                0.90%
Bobby L. Hill..................................................      17,130  (2)                0.78%
Joseph F. Jeannette............................................      62,455  (2)                2.84%
Richard J. Miller..............................................      17,230  (2)                0.78%
Dean S. Petitpren..............................................      70,259  (2)                3.19%
Carole L. Schwartz.............................................      38,705  (2)                1.76%
Andrew Tassopoulos.............................................       9,608  (3)                0.44%
Anthony R. Tersigni............................................       8,345  (4)                0.38%
All directors and executive officers of the
   Corporation as a group (14 persons).........................     484,555  (5)               21.62%
-----------------------------------------------------------------------------------------------------------

(1) Some or all of the common stock listed may be held jointly with, or for the benefit of, spouses or relatives of, or various trusts established by, the person indicated.
(2) Includes options to purchase 3,630 shares exercisable within 60 days of February 1, 1999.
(3) Includes options to purchase 2,420 shares exercisable within 60 days of February 1, 1999.
(4) Includes options to purchase 1,210 shares exercisable within 60 days of February 1, 1999.
(5) Includes options to purchase 44,770 shares exercisable within 60 days of February 1, 1999.
(6) The percentages shown are based on 2,196,455 shares of the Corporation's common stock outstanding, plus the number of shares that the named person or group has the right to acquire within 60 days.


         The table below shows the beneficial ownership of the Corporation's common stock by each person who was known by the Corporation to own beneficially more than 5% of the Corporation's common stock as of February 1, 1999. The information is based on filings that have been made by such persons with the Securities and Exchange Commission and other information that has been provided to the Corporation by such person. To the best of the Corporation's knowledge, no other person owns more than 5% of the Corporation's outstanding common stock.

---------------------------------------------------------------------------------------------------
           Name and Address                                        Shares             Percent of
           of Beneficial Owner                                   Beneficially         Common
                                                                   Owned                Stock
--------------------------------------------------------------------------------------------------

Estate of Willard G. Pierce                                         242,000             11.02%
   820 West Clinton Street
   Hastings, MI  49058

INFORMATION ABOUT DIRECTORS AND NOMINEES AS DIRECTORS

         The following table shows certain information about the directors of the Corporation. The directors listed are those whose term of office will continue after the Annual Meeting, as well as those persons who have been nominated for election as a director. All of the directors listed are also directors of the Corporation's subsidiary, Community Central Bank (the Bank).

-------------------------------------------------------------------------------------------------------------
                                                                        Has Served          Year When Term
                                                                       as a Director       or Proposed Term
               Name, Age, Principal Occupation                             Since          of Office Expires
-------------------------------------------------------------------------------------------------------------
Harold W. Allmacher, 59 .............................................      1996                 2002
   Chairman of the Board and Chief Executive Officer
     of the Corporation and the Bank

Gebran S. Anton, 66..................................................      1996                 2002
   Co-owner; Anton, Zorn & Associates (Commercial & Industrial
     Real Estate Brokerage)
   President; Gebran Anton Development Co. (Real Estate Development)

Joseph Catenacci, 63.................................................      1996                 2000
   Executive Vice President; John Carlo, Inc. (Highway and Heavy
     Construction)

Raymond M. Contesti, 63..............................................      1996                 2000
   Superintendent; Clintondale Community Schools

Salvatore Cottone, 58................................................      1996                 2001
   President; Resco, Inc. (Real Estate Development)

Celestina Giles, 51..................................................      1996                 2000
   Officer of the Bank

Bobby L. Hill, 67....................................................      1996                 2001
   County Commissioner; Macomb County Board of Commissioners

Joseph F. Jeannette, 54.............................................       1996                 2002
   Assistant Director; Utica Community Schools

Dean S. Petitpren, 56...............................................       1996                 2001
   President; Petitpren, Inc. (Beer Distribution)

Carole L. Schwartz, 61..............................................       1996                 2002
   Commissioner; Zoning Board of Appeals

Anthony R. Tersigni, 49.............................................       1998                 2000
   President and Chief Executive Officer; St. John Health System


         In addition Harold W. Allmacher and Celestina Giles held similar positions with Old Kent Bank - Macomb (formerly First National Bank in Macomb County) for substantially all of the two year period prior to the inception of the Corporation and the Bank.

         There are no family relationships among any of the Corporation's directors or executive officers.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

         The Corporation has standing Audit and Compensation Committees of the Board of Directors.

         The members of the Audit Committee consist of Salvatore Cottone (Chairman), Bobby L. Hill, Joseph F. Jeannette, and Carole L. Schwartz. The Audit Committee's responsibilities include recommending to the Board of Directors the selection of an independent auditing firm, approving the scope of audit and non-audit services performed by the independent accountant, reviewing the results of their audit, reviewing the Corporation's internal auditing activities and financial statements, and reviewing the Corporation's system of accounting controls and recordkeeping.

         The members of the Compensation Committee consist of Raymond M. Contesti (Chairman), Joseph F. Jeannette and Carole L. Schwartz. The Compensation Committee's responsibilities include considering and recommending to the Board of Directors any changes in compensation and benefits for officers of the Corporation. At present, all officers of the Corporation are also officers of the Bank, and although they receive compensation from the Bank in their capacity as officers of the Bank, they presently receive no separate cash compensation from the Corporation. The Compensation Committee is also responsible for awarding stock options to executive management of the Corporation and the Bank.

         The Board of Directors is responsible for reviewing and making recommendations as to the size and composition of the Board of Directors, nominating candidates for election as directors at the annual meetings, and filling any vacancies that may occur between annual meetings. The Board of Directors will consider as potential nominees persons recommended by stockholders. Recommendations should be submitted to the Board of Directors in care of Harold W. Allmacher, Chairman of the Board and Chief Executive Officer
(CEO) of the Corporation. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Board for its consideration, are required to comply with the advance notice and other requirements detailed in the Corporation's Articles of Incorporation.

         During the year ended December 31, 1998, there were a total of twelve meetings of the Board of Directors of the Corporation. Each director attended at least 75% of the total number of meetings of the Board of Directors held during the period that the director served. There was one meeting of the Audit Committee and two meetings of the Compensation Committee during 1998.

         During 1998, no compensation was paid to any directors of the Corporation for their services in such capacities. For 1999, each director will be paid $500 per month.

         Members of the Corporation's Board of Directors who are not employees of the Corporation or any of its affiliates (nonemployee directors) each received an option to purchase 4,840 shares of common stock of the Corporation at a price of $8.26 per share, pursuant to the Corporation's 1996 Stock Option Plan for Nonemployee Directors, which was approved on June 1, 1996. Under this Plan, each option was immediately exercisable for 1,210 shares when granted. Thereafter, as of the date of each annual meeting, each option became exercisable for an additional 1,210 shares until the 1999 Annual Meeting, at which time it becomes exercisable in full. Each option expires not later than seven years after its date of grant. Nonemployee directors who were appointed or elected after June 1, 1996, and at or before the 1999 Annual Meeting, received an option for a lesser number of shares, the number of which depended on which annual meeting was the first annual meeting occurring concurrently with, or after he or she became a nonemployee director.

         On March 2, 1999, the Board of Directors of the Corporation approved the 1999 Stock Option Plan for Directors, subject to the approval of the stockholders of the Corporation. This Plan is described under the section titled "Proposal to Approve 1999 Stock Option Plan for Directors" in this Proxy Statement. If the Plan is approved at the Annual Meeting, each of the nonemployee directors and the Chairman of the Board of the Corporation will be granted an option under the Plan for 4,000 shares of common stock of the Corporation, becoming exercisable over four years.


REPORT OF THE COMPENSATION COMMITTEE

         The Securities and Exchange Commission (SEC) has set rules for the presentation of certain statistical information regarding salaries and certain benefits paid to each corporation's chief executive officer, and the four most highly compensated individuals earning over $100,000. This information, along with the Report of the Compensation Committee is presented below. The Corporation's and the Board's policies and general practices pertaining to executive officer compensation have been in practice since inception. All employees of the Corporation are also employees of the Bank. All employees salaries as such are paid by the Bank.

         The Bank's Compensation Committee, which is made up of the same directors as the Corporation's Compensation Committee, is responsible for setting the salary levels of all officers of the Bank, including its executive officers. Following review and approval by the Bank's Compensation Committee, all issues pertaining to officer and executive salaries are submitted to the full Board of Directors of the Bank for approval.

         In setting the salary level of and awarding bonuses to the named executives in the Summary Compensation Table and other executive officers, the compensation amounts are set based upon the Compensation Committee's perception of the performance of such persons. The Compensation Committee looks at many factors which may include, but are not limited to:

         - Overall performance of the Bank and Corporation compared to strategic goals o Performance of the Bank and Corporation compared to peers
         -    Length of service to the Bank and Corporation
         - Comparisons of salary levels to similar executives within the industry
         -    The performance of the Corporation's common stock
         -    The executive's leadership of the Bank and its employees
         - The executive's stature in the community and his or her value as a representative of the Bank and the Corporation

         Under the Corporation's 1996 Employee Stock Option Plan, stock options are granted to the Bank's senior management and other key employees. The Compensation Committee of the Corporation is responsible for awarding the stock options. These options are awarded to give senior management and other key employees an additional interest in the success, profitability, and future growth of the Bank and the Corporation. In making grants, the Compensation Committee may consider the position and responsibilities of the employee, the value of his or her services and accomplishments, and such other factors as they deem relevant. Only a portion of the options are exercisable when granted. The remainder become exercisable on specified annual dates in the future. The exercise price of each option equals the market price of the Corporation's common stock on the grant date. The Plan permits a maximum option term of 10 years.


SUMMARY COMPENSATION TABLE

         The following table details the compensation awarded, earned, or paid to the named executive officers for the period from April 26, 1996 (inception) to December 31, 1996, and the two years ended December 31, 1998:

                                                                           Long Term
                                                 Annual Compensation     Compensation
                                                 -------------------     ------------
         Name and
         Principal                                                                             All Other
         Position                     Year     Salary         Bonus          Options        Compensation (1)
         --------                     ----     -----          -----      ------------       -------------

Harold W. Allmacher,                  1998      $90,600         $16,400         None             None
   Chairman of the Board and CEO      1997      $67,500         None            None             None
                                      1996      $31,200         None            6,050            None


Andrew Tassopoulos,                   1998      $90,600         $16,400         None              $2,700
   President (2)                      1997      $73,100         None            6,050             $2,200
                                      1996      $28,600         None            None                $900


Richard J. Miller (2)                 1998      $90,600         $16,400         None              $2,500
                                      1997      $75,700         $10,000         None              $2,600
                                      1996      $31,200            None         6,050               $900


(1) Includes employer matching contributions for the Bank's 401(k) plan.

(2) Mr. Miller served as a director, and as President and Chief Operating Officer of the Corporation and the Bank from their inception through his resignation, which became effective February 19, 1999. Mr. Tassopoulos was named President of the Corporation and the Bank on March 2, 1999.

OPTIONS GRANTED IN 1998

         The following table provides information on options granted to the named executive officers during the year ended December 31, 1998:

                                           Individual Grants
                      -----------------------------------------------------------
                      Number of         % of Total
                          Shares         Options
                      Underlying        Granted to      Exercise or
                         Options        Employees       Base Price     Expiration
         Name            Granted          in 1998         Per Share       Date
-----------------     ---------         ---------      ----------      --------

Harold W. Allmacher        None             N/A             N/A           N/A

Andrew Tassopoulos         None             N/A             N/A           N/A

Richard J. Miller          None             N/A             N/A           N/A


AGGREGATED STOCK OPTION EXERCISES IN 1998 AND YEAR END OPTION VALUES

         The following table provides information on the exercise of stock options during the year ended December 31, 1998, by the named executive officers, and the value of unexercised options at December 31, 1998:

                                                                                      Value of
                                                          Number of                  Unexercised
                                                        Unexercised                "In-the-Money"
                            Shares                        Options at                  Options at
                         Acquired on    Value             12-31-1998                12-31-1998 (1)
         Name              Exercise    Realized    Exercisable / Unexercisable  Exercisable / Unexercisable
-----------------        ---------    ---------    ---------------------------  ---------------------------
Harold W. Allmacher           None       N/A                3,630 / 2,420               $9,492 / $6,328

Andrew Tassopoulos            None       N/A                2,420 / 3,630               $2,311 / $3,467

Richard J. Miller             None       N/A                3,630 / 2,420               $9,492 / $6,328


(1) Values are calculated by subtracting the exercise price of the option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $10.875 per share, the average of the closing low bid and high asked prices reported by the OTC Bulletin Board as of December 31, 1998.

CERTAIN TRANSACTIONS

         The Bank has had, and expects to have in the future, loan and other financial transactions in the ordinary course of business with the Corporation's directors, executive officers, and principal stockholders and their associates. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and (iii) in the opinion of management, did not involve more than the normal risk of collectibility, or present other unfavourable features.

         The main office building of the Corporation and the Bank is being leased from T.A.P. Properties, LLC, a company owned by two directors; Gebran S. Anton and Dean S. Petitpren. The lease commenced in 1996 and has a term of 15 years. The Bank also leases an office suite in a building that is owned by Mr. Anton. The lease has a term of five years, and commenced in 1997. The terms of these leases and rent payments thereunder are similar to those prevailing at the time they were signed, for comparable leases in the local market.

                               PROPOSAL TO APPROVE
                      1999 STOCK OPTION PLAN FOR DIRECTORS


         In order to increase the proprietary interest of directors of the Corporation, and to enhance the Corporation's ability to retain and attract experienced and knowledgeable directors, the Board of Directors of the Corporation, on March 2, 1999, approved the 1999 Stock Option Plan for Directors (the Director Plan), subject to the approval of the stockholders.

SUMMARY OF PLAN

         The following description of the Director Plan is intended to be a summary of its principal features.

         GRANT OF OPTIONS AND ADMINISTRATION. On April 21, 1999, the Corporation will automatically grant each "Participating Director" an option to purchase 4,000 shares of common stock of the Corporation at the fair market value of the shares on that date. A Participating Director is defined as each person who is then a director of the Corporation and is either (i) not an employee of the Corporation or any affiliate or (ii) the Chairman of the Board of the Corporation whether or not an employee. Participating Directors who are appointed or elected after April 21, 1999, will receive an option for a number of shares, the number of which will depend on which annual meeting is the first annual meeting occurring concurrently with, or after he or she first becomes a Participating Director, as shown in the following table:

                                                                                         The  Director's
                  If the Director's First                                            Option will be for the
                  Annual Meeting is the:                                        Following Number of Shares:
                  ----------------------                                        ---------------------------

                  2000 Annual Meeting                                                     4,000
                  2001 Annual Meeting                                                     3,000
                  2002 Annual Meeting                                                     2,000
                  2003 Annual Meeting                                                     1,000

         The Director Plan will be administered by the Board of Directors of the Corporation.

         SHARES. The total number of shares of the Corporation's common stock which may be issued under the Director Plan will not exceed 60,000 shares (subject to adjustment for certain events as described below). The shares will be authorized but unissued shares.

         OPTION AGREEMENT. Each option granted under the Director Plan will be evidenced by an agreement in such form as the Board of Directors shall from time to time approve. Such agreement must comply with, and be subject to, certain conditions detailed in the Director Plan.

         SCHEDULE FOR BECOMING FULLY EXERCISABLE. Each Option granted under the Director Plan on or before the date of the 2000 Annual Meeting shall be exercisable for 1,000 shares of Stock as of the date of the 2000 Annual Meeting. Each such Option shall become exercisable for an additional 1,000 shares of stock as of the date of each successive annual meeting, until it is exercisable in full. Each Option granted under the Director Plan after the date of the 2000 Annual Meeting shall be immediately exercisable for 1,000 shares of stock, unless it is granted within 60 days prior to an annual meeting, and shall be exercisable for an additional 1,000 shares of Stock as of the date of each successive Annual Meeting, until it is exercisable in full. In the event of a "change in control" of the Corporation, as defined in the Director Plan, each outstanding option shall become immediately exercisable in full, immediately prior to such change in control.

         OPTION PRICE. The exercise price for options granted under the Director Plan will be the fair market value per share on the date the option is granted. For purposes of the Director Plan, fair market value per share means the average between the closing high bid and low asked prices of the common stock on the OTC Bulletin Board, or if the common stock has become listed on The NASDAQ Stock Market (NASDAQ), then on NASDAQ instead. If the common stock is not quoted on either the OTC Bulletin Board or NASDAQ, a value determined by any fair and reasonable means prescribed by the Board of Directors of the Corporation will be used. As of March 10, 1999, the fair market value of the common stock of the Corporation, based on the average of the closing high bid and low asked prices on the OTC Bulletin Board was $10.125 per share.

         EXERCISE AND TRANSFERABILITY. To the extent exercisable, each option may be exercised from time to time, in full or in part, in minimum installment of 500 shares, during the term of the option. Payment in full of the option exercise price for the shares being purchased is required at the time of exercise. Payment of the option exercise price may be made in cash or shares of common stock already owned by the person exercising the option, valued at the fair market value per share of common stock on the date of exercise, or a combination of cash and common stock. The options are not transferable except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.

         DURATION OF OPTIONS. The unexercised portion of each option automatically expires, and is no longer exercisable, on the earliest of the following: (i) seven years after the option is granted, (ii) three months after the person who was granted the option ceases to be a director, other than due to permanent disability, death, or for cause, (iii) one year following the death or permanent disability of the director, and (iv) termination of the director's service as such, for cause.

         ADJUSTMENTS. In the event that there is any change in the number of shares of common stock through the declaration of stock dividends or stock splits, or through recapitalization, merger, consolidation, combination of shares, or otherwise, the Board of Directors will make such adjustments, if any, as it may deem appropriate, in the number of shares of common stock subject to outstanding options, the option price, and any other terms it deems appropriate.

         TERMINATION OF PLAN AND AMENDMENT. The Board of Directors of the Corporation may, from time to time, terminate or suspend the Director Plan, in whole or in part, or amend the Director Plan, without approval of the stockholders of the Corporation. No such action shall be taken by the Board that
(i) materially increases the benefits accruing to the participants, materially increases the number of securities that may be issued (except adjustments permitted under the paragraph above), or materially modifies the eligibility requirements for participation, (ii) causes the Director Plan not to satisfy the applicable requirements of Rule 16b-3 under the Securities Exchange Act of 1934, or (iii) impairs the rights of any option holder granted under the Director Plan, without such option holder's consent.
12

         FEDERAL INCOME TAX CONSEQUENCES. Under current federal income tax law, options granted under the Director Plan will be non-qualified stock options which do not qualify as incentive stock options under Section 422 of the Internal Revenue Code. Granting a non-qualified option has no federal tax consequences for the optionee or the Corporation on the grant date. Upon the exercise of a non-qualified option, the optionee is deemed to realize taxable income to the extent that the fair market value of the shares of common stock exceeds the option price. The Corporation is entitled to a tax deduction for such amounts at the date of exercise. If any stock received upon the exercise of a non-qualified option is later sold, any excess of the sale price over the fair market value of the stock at the date of exercise is taxable to the optionee.

REQUIRED VOTE

         The affirmative vote of a majority of the common stock of the Corporation present in person or by proxy at the meeting and voting on the proposal will be necessary to approve the Plan. For purposes of counting votes on this proposal, abstentions and broker non-votes will not be counted as shares voted on the proposal.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1999 STOCK OPTION PLAN FOR DIRECTORS.


                        SELECTION OF INDEPENDENT AUDITOR

         The Board of Directors has selected Plante & Moran, LLP as the Corporation's principal independent auditor for the year ending December 31, 1999. Representatives of Plante & Moran plan to attend the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by stockholders.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         A proposal submitted by a stockholder for the 2000 Annual Meeting of Stockholders should be sent to Lisa Medlock; Corporate Secretary, at 100 North Main Street, PO Box 7, Mount Clemens, MI 48046-0007. Proposals must be received by November 22, 1999, in order to be eligible to be included in the Corporation's Proxy Statement for that meeting.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.


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